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Contact:	Mark Truby 313-323-0539 mtruby@ford.com
IMMEDIATE RELEASE
DON LECLAIR TO RETIRE FROM FORD MOTOR COMPANY; LEWIS BOOTH TRANSITIONS TO CHIEF FINANCIAL OFFICER
DEARBORN, Mich., Oct. 10 — Ford Motor Company today announced that Chief Financial Officer Don Leclair will retire Nov. 1 after an accomplished 32-year career. Lewis Booth — who played a leading role in the successful transformation of Ford of Europe and Mazda during the past decade — will become the company’s Executive Vice President and Chief Financial Officer.
“Don’s expertise and business acumen have been invaluable to Ford,” Ford President and CEO Alan Mulally said. “Under his leadership, Ford has made significant progress in lowering costs, improving quality, improving efficiency, divesting non-core assets, improving our balance sheet and moving us to our One Ford.”
Leclair and Booth will work together in the coming weeks to ensure a smooth transition.
“Lewis Booth is one of the strongest and most experienced leaders within Ford and the auto industry,” Mulally said. “He was instrumental in the transformation of Mazda and Ford of Europe to profitability and growth. He has built a strong and successful team in Ford of Europe that is well positioned to continue the momentum. And he has put in place new leadership at Volvo to turn around its results and build the strength of this premium brand.”
Booth comes to the CFO position with broad operational experience in Europe, Asia and North America as well as a deep background in finance and product development.
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“Lewis’ global experience, track record and many years of leadership in Ford’s finance operations make him the ideal CFO,” Mulally said. “He has proven success integrating Ford of Europe into a profitable, lean and highly efficient operation. We now are turning to Lewis to apply his extensive operational and financial experience to work even closer with our operating teams around the world as we accelerate the transition to our One Ford vision and, in the process, transforming Ford into a lean global enterprise and returning the company to sustainable profitability.”
Ford also today announced that John Fleming is appointed Executive Vice President and Chairman and CEO, Ford of Europe, succeeding Lewis Booth. Fleming will assume responsibility for Ford of Europe, Volvo Car Corporation and Ford’s Export Operations & Global Growth Initiatives. He will report directly to Mulally.
“John is a proven executive who has demonstrated strong results,” Mulally said. “Under John’s leadership, Ford of Europe has grown its sales and profitability. I have every confidence he will continue to lead Ford of Europe and now Volvo to even stronger success in the future.”
Leclair, 56, was named Executive Vice President and CFO in August 2003. He joined Ford in 1976.
“I have appreciated my time at Ford and now look forward to spending more time with my family and pursuing other interests,” Leclair said.
Booth, 59, was named to his present position in 2005 and also formerly was responsible for the Premier Automotive Group. He joined Ford of Europe in 1978 as a financial analyst. During his career, he has had a series of senior leadership positions around the world, including Ford of Europe, Ford Asia Pacific, Ford South Africa, Mazda and Ford’s Finance, Truck Operations, Product Development, Manufacturing and Sales operations in Europe, Asia and North America.
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Fleming, 57, was named Group Vice President and President and CEO, Ford of Europe, in 2005. He joined Ford’s manufacturing operations in the UK in 1967. During his career, Fleming has served in a variety of leadership positions in Ford’s global Manufacturing operations, including managing four automotive assembly plants and three stamping and component plants.
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Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 229,000 employees and about 90 plants worldwide, the company’s core and affiliated automotive brands include Ford, Lincoln, Mercury, Volvo and Mazda. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford’s products, please visit www.ford.com.
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